                                                                     EXHIBIT 6.5

                              EMPLOYMENT AGREEMENT



        THIS EMPLOYMENT AGREEMENT, dated as of the 3rd day of February 1997 between United Golf Products, Inc., a Delaware corporation (the "Company"), and Warren Levy ("Executive");

                               W I T N E S E T H :

        1.     EMPLOYMENT.

        The Company hereby employs Executive to render services as Chief Executive Officer of the Company. Executive hereby accepts such employment and agrees to render his services fully, faithfully, and to the best of his ability subject to the direction and control of the Company's Board of Directors. Executive's services shall be exclusive to the Company.

        2.     TERM.

        Subject to the provisions of Paragraph 6 below, the term of this Agreement shall be for a period of five years commencing on February 3, 1997 (the "Commencement Date") and ending on February 2, 2002.

        3.     PLACE OF SERVICE.

        Executive's principal office and normal workplace shall be at the Company's offices in Chatsworth, California, or at such other location to which such offices are relocated in los Angeles County.

        4.     COMPENSATION AND BENEFITS.

               (a)    Base Salary.

               For the services to be rendered by Executive under this Agreement, the Company shall pay Executive a base salary of not less than $144,000 per year payable in equal monthly installments, less income tax withholdings and other normal employee deductions. Executive's annual base salary shall be subject to increase annually on February 3 or each year following the Commencement Date by an amount equal to the product of (i) the annual base salary for the preceding 12 month period and (ii) the percentage increase in the Consumer Price Index for All Urban Consumers (Los Angeles) for the preceding 12 month period ending on the immediately preceding January 31. Such increased salary shall be calculated and communicated to Executive by the Executive Compensation Committee of the Board within 60 days following each such February 3 and shall take effect on such February 3.

               (b)    Stock Options.

               Executive shall participate in incentive compensation programs and in stock option plans to the extent deemed appropriate by the Board of Directors.

               (c)    Other Benefit Plans.

               Executive shall participate in and receive benefits under and in accordance with the provisions of any employee benefit plan adopted or to be adopted by the Company and which is generally applicable to executives of the Company.

               (d)    Discretionary Bonus.

               In addition to Executive's annual base salary, the Board of Directors may grant to Executive a bonus at any time, and from time to time, and in such amount as shall be determined by the Board of Directors in its sole discretion.

        5.     VACATION.

        Executive shall be entitled to a paid vacation of four weeks per year.

        6.     REIMBURSEMENT FOR EXPENSES.

        Executive shall be entitled to incur on behalf of the Company reasonable and necessary expenses in connection with his duties and the Company shall pay for or reimburse Executive for all such expenses.

        7.     TERMINATION.

        Executive's employment under this Agreement shall terminate:

                      (i)    upon death of Executive;

                   (ii) upon written notice from the Company to Executive in the event of an illness or other cause incapacitating him from performing his duties for six consecutive months; or

                  (iii) upon written notice from the Company in the event that
               Executive commits any felonious act, is guilty of gross negligence in the performance of his duties or willfully fails or refuses to comply with the reasonable directions of the Board of Directors.

        8.     UNFAIR COMPETITION.

        In the course of his employment, Executive will have access to confidential records and information of the Company. During his employment by the Company and thereafter, Executive will not directly or indirectly disclose or misuse any such information except in accordance with his duties under this Agreement. This provision of this Paragraph 7 shall survive the expiration or termination, for any reason, of this Agreement or Executive's employment.

        During the term hereof and for a period of two years following termination of his employment, Executive agrees not to carry on in any state of the United States of America or in any foreign country in which the Company or any subsidiary or affiliate thereof is conducting business, either for himself or as any member of any partnership, or as a stockholder, director, officer, agent, or employee of another person, firm or corporation or otherwise, any business similar to that being carried on by the Company (or any subsidiary or affiliate thereof) if such business carried on by the Executive is materially detrimental to the Company; provided, however, that the mere ownership by Executive of not more than 5% of any corporation or similar business venture shall not be deemed to be a violation of this covenant.

        9.     MERGER OR REORGANIZATION.

        This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, the provisions of this Agreement shall be binding on and shall inure to the benefit of the surviving or resulting corporation or the corporation to which such assets shall be transferred.

        10.    ARBITRATION.

        Any controversy or claim arising out of or relating to this Agreement, the breach thereof or the coverage of this arbitration provision shall be settled by arbitration which shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association as such rules shall be in effect on the date of delivery of demand for arbitration. The arbitration of such issues, including the determination of the amount of any damages suffered by either party hereto by reason of the acts or omissions of the other, shall be to the exclusion of any court of law. The decision of the arbitrators or a majority of them shall be final and binding on both parties and their respective heirs, executors, administrators, successors and assigns. There shall be three arbitrators, one to be chosen directly by each party at will and the third arbitrator to be to be selected by the two arbitrators so chosen. Each party shall pay the fees of the arbitrator selected by him and of his own attorneys and the expenses of his witnesses and all other expenses connected with the presentation of his case. All other costs of the arbitration, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees and costs shall be borne equally by the parties.

        11. NON-ASSIGNABILITY.

        The obligations of Executive hereunder are personal and may not be assigned or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer.

        12.    AMENDMENT.

        This instrument contains the entire agreement of the parties. It may not be changed orally but only by a written agreement executed by both of the parties hereto.

        13.    NOTICES.

        All notices which a party is required or may desire to give to the other party under or in connection with this Agreement shall be sufficient if given by addressing same to the other party at the address listed in the Company's records or at such other place as may be designated in writing by like notice. Any notice shall be deemed to have been delivered when addressed as required herein and deposited, postage prepaid, in the United States Mail.


        IN WITNESS WHEREOF, the parties have executed this Agreement on the date hereinabove set forth.


                                            UNITED GOLF PRODUCTS, INC.




                                            By /s/ SHEILA LEVY
                                              ----------------------------------


                                            EXECUTIVE

                                               /s/ WARREN LEVY
                                            ------------------------------------
                                                   Warren Levy